Exhibit 3.1

THIRD PROPOSED AMENDMENT
TO THE
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
CATCHA INVESTMENT CORP

CATCHA INVESTMENT CORP
(the “Company”)
SPECIAL RESOLUTION OF THE SHAREHOLDERS OF THE COMPANY

RESOLVED, as a special resolution THAT, the Amended and Restated Memorandum and Articles of Association (the “Articles”) of the Company be amended by:

(a) amending Article 49.7 by deleting the following introduction of such sub-section:

“In the event that the Company does not consummate a Business Combination by February 17, 2024 (or, if the Board extends the date for up to three additional one-month periods in accordance with the requirements below, the date to which such deadline is extended, which shall be no later than May 17, 2024) (the “Termination Date”), the Company shall”

and replacing it with the following:

“In the event that the Company does not consummate a Business Combination by May 17, 2024 (or, if the Board extends the date for up to three additional one-month periods in accordance with the requirements below, the date to which such deadline is extended, which shall be no later than August 17, 2024) (the “Termination Date”), the Company shall:”;

(b) amending Article 49.7 by deleting the following at the end of such section:

“Notwithstanding the foregoing or any other provisions of the Articles, in the event that the Company has not consummated an initial Business Combination by February 17, 2024, the Company may elect to extend this timeframe up to three times by an additional one month each from February 17, 2024 to March 17, 2024, from March 17, 2024 to April 17, 2024, or from April 17, 2024 to the Termination Date, by resolution of the Board if requested by the Sponsor, and upon five business days’ advance notice prior to the expiry of applicable monthly extension up to the Termination Date (or such shorter notice period as the Board may permit in its sole discretion);

and replacing it with the following:

“Notwithstanding the foregoing or any other provisions of the Articles, in the event that the Company has not consummated an initial Business Combination by May 17, 2024, the Company may elect to extend this timeframe up to three times by one month each from May 17, 2024 to June 17, 2024, from June 17, 2024 to July 17, 2024, or from July 17, 2024 to the Termination Date, by resolution of the Board if requested by the Sponsor, and upon five business days’ advance notice prior to the expiry of applicable monthly extension up to the Termination Date (or such shorter notice period as the Board may permit in its sole discretion); and

(c) amending Article 49.8(a) by deleting the words:

“by February 17, 2024 (or, if the Board extends the date for up to three additional one-month periods in accordance with the requirements in Article 49.7, the date to which such deadline is extended, which shall be no later than May 17, 2024)” (the “Extension Amendment”), provided that this Extension Amendment shall not be approved or effective (i) if, as a consequence of redemptions submitted to the Company pursuant to Article 49.8 of the Articles, the Company’s net tangible assets would be less than $5,000,001 following such redemptions; or (ii) if the Trust Amendment Proposal (as defined in the Proxy Statement enclosing the Notice of Extraordinary General Meeting materials as tabled at the Extraordinary General Meeting) is not approved.”

and replacing them with the words:

“by May 17, 2024 (or, if the Board extends the date for up to three additional one-month periods in accordance with the requirements in Article 49.7, the date to which such deadline is extended, which shall be no later than August 17, 2024)” (the “Extension Amendment”), provided that this Extension Amendment shall not be approved or effective (i) if, as a consequence of redemptions submitted to the Company pursuant to Article 49.8 of the Articles, the Company’s net tangible assets would be less than $5,000,001 following such redemptions; or (ii) if the Trust Amendment Proposal (as defined in the Proxy Statement enclosing the Notice of Extraordinary General Meeting materials as tabled at the Extraordinary General Meeting) is not approved.”